As filed with the Securities and Exchange Commission on August 9, 2019
Registration No. 333-228740

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Post-Effective Amendment No. 2 to
Form S-1 on Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Berry Petroleum Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware		81-5410470
(State or other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)

16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248 (661) 616-3900
(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

A. T. (Trem) Smith President, Chief Executive Officer and Board Chair 16000 N. Dallas Parkway, Suite 500, Dallas, Texas 75248 (661) 616-3900
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Douglas E. McWilliams Sarah K. Morgan Vinson & Elkins L.L.P. 1001 Fannin, Suite 2500 Houston, Texas 77002-6760 (713) 758-2222
Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
On December 11, 2018, Berry Petroleum Corporation (“Berry Corp.”) filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (Registration No. 333-228740). The Form S-1 was declared effective by the SEC on December 13, 2018 and registered for resale by the selling stockholders named in the prospectus included therein up to 61,420,234 shares of our common stock. Berry Corp. filed Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on March 7, 2019, which was declared effective by the SEC on March 12, 2019, to (i) include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, that was filed with the SEC on March 7, 2019 and (ii) update certain other information in the Form S-1.
Berry Corp. is filing this Post-Effective Amendment No. 2 to convert the Form S-1 into a registration statement on Form S-3, and it contains an updated prospectus relating to the offering and sale of the shares of our common stock that were registered for resale on the Form S-1. All applicable registration and filing fees payable in connection with the registration of the shares of our common stock covered by the registration statement were paid by Berry Corp. at the time of the initial filing of the Form S-1.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 9, 2019

46,833,346 Shares
Common Stock

This prospectus relates to the offer and sale of up to 46,833,346 shares of our common stock by the selling stockholders identified in this prospectus, or their permitted transferees.
Pursuant to this prospectus, the selling stockholders, or permitted transferees, may offer and sell the shares of common stock from time to time, as they may determine, through public or private transactions or through other means described in “Plan of Distribution” and at the prices and terms that will be determined by the then-prevailing market prices or at privately negotiated prices, directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. For additional information of the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 17. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions, fees and discounts, if any, attributable to the sale of the shares.
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus, including the documents incorporated by reference, and any amendments or supplements carefully before you make your investment decision.
Our common stock is listed on the Nasdaq Global Select Market (the “NASDAQ”) under the symbol “BRY.” The closing price of our common stock on August 8, 2019 was $8.50 per share.
We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, are eligible for reduced reporting requirements.

Investing in our common stock involves risks. Please see “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2019

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement or any free writing prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell shares of common stock and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock. Our business, financial condition, results of operations and prospects may have changed since that date. This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

ABOUT THIS PROSPECTUS
Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. Please read “Where You Can Find More Information” below. You are urged to read this prospectus carefully, including “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and the documents incorporated by reference in their entirety before investing in our securities.
On May 11, 2016 our predecessor company filed bankruptcy. Our bankruptcy case was jointly administered with that of Linn Energy, LLC and its affiliates under the caption In re Linn Energy, LLC, et al., Case No. 16–60040 (the “Chapter 11 Proceeding”). On January 27, 2017, the bankruptcy court approved and confirmed our plan of reorganization in the Chapter 11 Proceeding (the “Plan”). On February 28, 2017 (the “Effective Date”), the Plan became effective and was implemented. A final decree closing the Chapter 11 Proceeding was entered September 28, 2018, with the Court retaining jurisdiction as described in the confirmation order and without prejudice to the request of any party–in–interest to reopen the case including with respect to certain, immaterial remaining matters.
When we use the terms “we,” “us,” “our,” the “Company,” or similar words in this prospectus, unless the context otherwise requires, on or prior to the Effective Date, we are referring to Berry Petroleum Company, LLC (“Berry LLC”), our predecessor company, and following the Effective Date, we are referring to Berry Corp. and its subsidiary, Berry LLC, together, the successor company, as applicable.

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WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 (including the exhibits, schedules and amendments thereto) under the Securities Act, with respect to the shares of our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of such contract, agreement or other document and are not necessarily complete. With respect to each of these contracts, agreements or other documents filed as an exhibit to the registration statement, reference is made to the exhibits for a more complete description of the matter involved.
We are required to file annual and quarterly reports and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.
We maintain an Internet site at www.berrypetroleum.com. We do not incorporate our Internet site, or the information contained on that site or connected to that site, into this prospectus or this registration statement.
We make available free of charge on our website, all materials that we have filed electronically with the SEC, including our Annual Reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Our filings will also be available to the public from commercial document retrieval services.

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INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with the SEC. This means we can disclose important information to you without actually including the specific information in this prospectus by referring to those documents. The information incorporated by reference is an important part of this prospectus.
If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.
We incorporate by reference the documents listed below, any documents we may file pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the filing of the registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished and not filed with the SEC, from the date of this prospectus until the termination of each offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2018;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019;

•
our Current Reports on Form 8-K filed on February 28, 2019 and May 15, 2019 (in each case, excluding any information furnished and not filed pursuant to Item 2.02 or 7.01 or corresponding information furnished under Item 9.01 or included as an exhibit); and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed on July 24, 2018, including any amendments or reports filed for the purpose of updating the description.
You may request a copy of any document incorporated by reference in this Prospectus, at no cost, by writing or calling us at the following address:
Berry Petroleum Corporation
16000 N. Dallas Parkway, Suite 500
Dallas, Texas 75248
(661) 616-3900
Attention: Investor Relations

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other that the date on the front of each document.

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PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and the documents we incorporate by reference. It does not contain all of the information you should consider before making an investment decision. You should read this entire prospectus and the documents incorporated by reference, including our most recent Annual Report on Form 10-K (including the section entitled “Risk Factors” therein) before making an investment decision.
Our Company
We are a western United States independent upstream energy company with a focus on low risk, long-lived, oil reserves in conventional reservoirs. Most of our assets are in the San Joaquin basin of California. Our long-lived, high-margin asset base is uniquely positioned to support our objectives of generating top-tier corporate-level returns and positive levered free cash flow through commodity price cycles. We target onshore, low-cost, low-risk, oil-rich reservoirs in the San Joaquin basin of California and, to a lesser extent, our Rockies assets including low-cost, oil-rich reservoirs in the Uinta basin of Utah and low geologic risk natural gas resource plays in the Piceance basin in Colorado. Successful execution of our strategy across our low-declining production base and extensive inventory of identified drilling locations will result in long-term, capital efficient, consistent and predictable production growth, as well as the ability to continue returning capital to our stockholders.
Risk Factors
An investment in our common stock involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, including those under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, before making an investment decision. Please see “Risk Factors” on page 2 of this prospectus for further information.
Corporate Information
We were incorporated in Delaware in February 2017. We have executive offices located at 5201 Truxtun Ave., Bakersfield, California 93309 and at 16000 N. Dallas Pkwy, Ste. 500, Dallas, Texas 75248, where we have our principal executive offices. Our telephone number is (661) 616-3900 and our web address is www.berrypetroleum.com. Information contained in or accessible through our website is not, and should not be deemed to be, part of this prospectus.

RISK FACTORS
An investment in our common stock involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus and the documents we have incorporated by reference into this prospectus, including those under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, before making an investment decision. Any of these risks and uncertainties could have a material adverse effect on our business, production, growth plans, reserves quantities or value, operating or capital costs, financial condition, results of operations and our ability to meet our capital expenditure plans and other obligations and financial commitments.
The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also have a material adverse effect similar to those noted above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The information included or incorporated by reference in this prospectus or in any accompanying prospectus supplement includes forward-looking statements involving risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects. Such statements specifically include our expectations as to our future financial position, liquidity, cash flows, results of operations and business strategy, potential acquisition opportunities, other plans and objectives for operations, maintenance capital requirements, expected production and costs, reserves, hedging activities, capital expenditures, return of capital, improvement of recovery factors and other guidance. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. You can typically identify forward-looking statements by words such as aim, anticipate, achievable, believe, budget, continue, could, effort, estimate, expect, forecast, goal, guidance, intend, likely, may, might, objective, outlook, plan, potential, predict, project, seek, should, target, will or would and other similar words that reflect the prospective nature of events or outcomes. For any such forward-looking statement that includes a statement of the assumptions or bases underlying such forward-looking statement, we caution that, while we believe such assumptions or bases to be reasonable and make them in good faith, assumed facts or bases almost always vary from actual results, sometimes materially. Material risks that may affect us are discussed above in “Risk Factors” in this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference, including our most recent Annual Report on Form 10-K.
Factors (but not necessarily all the factors) that could cause results to differ include among others:

•	volatility of oil, natural gas and NGL prices;

•	price and availability of natural gas;

•	our ability to use derivative instruments to manage commodity price risk;

•	our ability to obtain permits and otherwise to meet our proposed drilling schedule and to successfully drill wells that produce oil and natural gas in commercially viable quantities;

•	impact of environmental, health and safety, and other governmental regulations, and of current, pending, or future legislation;

•	uncertainties associated with estimating proved reserves and related future cash flows;

•	our ability to replace our reserves through exploration and development activities;

•	our ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells;

•	changes in tax laws;

•	effects of competition;

•	our ability to make acquisitions and successfully integrate any acquired businesses;

•	market fluctuations in electricity prices and the cost of steam;

•	asset impairments from commodity price declines;

•	large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies;

•	geographical concentration of our operations;

•	ineffectiveness of internal controls;

•	concerns about climate change and other air quality issues;

•	catastrophic events;

•	litigation;

•	our ability to retain key members of our senior management and key technical employees; and

•	information technology failures or cyber attacks.
Except as required by law, we undertake no responsibility to publicly release the result of any revision of our forward-looking statements after the date they are made.
All forward-looking statements, expressed or implied, included in this prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares by the selling stockholders pursuant to this prospectus. In addition, we have agreed to pay certain expenses, other than underwriting discounts and commissions, of the selling stockholders in connection with the sale of common stock from time to time. Please read “Plan of Distribution.”

PRO FORMA FINANCIAL DATA
The following unaudited pro forma consolidated financial information of Berry Corp. gives effect to the 2026 Notes (as defined below) issuance as well as the Series A Preferred Stock Conversion (as defined below) and the initial public offering of our common stock (the “IPO”) completed in July 2018. The unaudited pro forma consolidated statements of operations are presented for the year ended December 31, 2018. This unaudited pro forma consolidated financial information should be read in conjunction with Berry Corp.’s consolidated financial statements as of and for year ended December 31, 2018, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and incorporated by reference into this prospectus.
The unaudited pro forma consolidated statements of operations for the year ended December 31, 2018 give effect to (1) the 2026 Notes issuance and (2) the Series A Preferred Stock Conversion and the IPO as if each had been completed as of January 1, 2018.
The unaudited pro forma consolidated financial statements are for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have been had the events and transactions occurred on the dates assumed, nor are such financial statements necessarily indicative of the results of operations in future periods. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the 2026 Notes issuance, the Series A Preferred Stock Conversion, the IPO and the application of net proceeds from the IPO and the 2026 Notes issuance, (ii) factually supportable, and (iii) expected to have a continuing impact on the Company’s consolidated results.
Issuance of 2026 Notes
In February 2018, we completed a private issuance of $400 million in aggregate principal amount of 7.0% senior unsecured notes due 2026 (the “2026 Notes”), which resulted in net proceeds of approximately $391 million after deducting expenses and the initial purchasers’ discount. We used a portion of the net proceeds from the issuance of the 2026 Notes to repay the $379 million outstanding balance on our revolving credit facility and used the remainder for general corporate purposes.
Series A Preferred Stock Conversion and Common Stock Offering
In connection with the IPO, we amended the Series A Preferred Stock certificate of designation to provide for the automatic conversion of all outstanding shares of Series A Preferred Stock. Pursuant to the amendment, each outstanding share of our Series A Convertible Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”) was automatically converted into (i) 1.05 shares of common stock and (ii) the right to receive $1.75, minus the amount of any cash dividend paid by the Company on such share of Series A Preferred Stock for any period commencing on or after April 1, 2018 (the “Series A Preferred Stock Conversion”).
Of the approximately $110 million of net proceeds we received in the IPO, we used approximately $105 million to repay borrowings under our $1.5 billion reserves-based lending facility, entered July 31, 2017 (as amended, the “RBL Facility”). This included $60 million we borrowed on the RBL Facility to make the payment due to the holders of our Series A Preferred Stock in connection with the conversion of preferred stock to common stock. We used the remainder for general corporate purposes.
In connection with the IPO, on July 17, 2018, we entered into stock purchase agreements with certain funds affiliated with Oaktree Capital Management and Benefit Street Partners, pursuant to which we purchased an aggregate of 410,229 and 1,391,967 shares of our common stock, respectively, or 1,802,196 in total. In addition to 8,695,653 shares of common stock issued and sold for our benefit in the IPO, we simultaneously received $24 million for selling 1,802,196 shares to the public and paid $24 million to purchase 1,802,196 shares under the stock purchase agreements. We purchased the shares immediately following the closing of the IPO and retired and returned them to the status of authorized but unissued shares. The selling stockholders also directly sold an additional 2,545,630 shares at a price to the public of $14.00 per share for which we did not receive any proceeds.

BERRY PETROLEUM CORPORATION
UNAUDITED PRO FORMA CONSOLIDATED
STATEMENT OF OPERATIONS
FOR YEAR ENDED DECEMBER 31, 2018
($ in thousands, except per share amounts)

	Berry Corp. (Successor) Year Ended December 31, 2018		Issuance of 2026 Notes Adjustments		Series A Preferred Stock Conversion and Common Stock Offering Adjustments		Berry Corp. (Successor) Pro Forma
Revenues and other:
Oil, natural gas and NGL sales	$552,874		$—		$—		$552,874
Electricity sales	35,208						35,208
Gains (losses) on oil derivatives	(4,621)						(4,621)
Marketing revenues	2,322						2,322
Other revenues	774						774
Total revenues and other	586,557		—		—		586,557
Expenses and other:
Lease operating expenses	188,776						188,776
Electricity generation expenses	20,619						20,619
Transportation expenses	9,860						9,860
Marketing expenses	2,140						2,140
General and administrative expenses	54,026						54,026
Depreciation, depletion and amortization	86,271						86,271
Taxes, other than income taxes	33,117						33,117
(Gain) losses on natural gas derivatives	(6,357)						(6,357)
(Gain) losses on sale of assets and other, net	(2,747)						(2,747)
Total expenses and other	385,705		—		—		385,705
Other income and (expenses):
Interest expense, net of amounts capitalized	(35,648)		(1,764)	(a)	1,626	(c)	(35,786)
Other, net	243						243
Total other income (expenses)	(35,405)		(1,764)		1,626		(35,543)
Reorganization items, net	24,690						24,690
Income (loss) income before income taxes	190,137		(1,764)		1,626		189,999
Income tax expense (benefit)	43,035		(405)	(b)	373	(b)	43,003
Net income (loss)	147,102		(1,359)		1,253		146,996
Series A preferred stock dividends and conversion to common stock	(97,942)				5,650	(f)	(92,292)
Net income (loss) attributable to common stockholders	$49,160		$(1,359)		$6,903		$54,704
Net income (loss) per share of common stock:
Basic	$0.85						$0.64
Diluted	$0.85						$0.64
Weighted average common shares outstanding:
Basic	57,743	(g)			27,123	(d) (e)	84,866
Diluted	57,932	(g)			27,123	(d) (e)	85,055

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1.    Basis of Presentation
The accompanying unaudited pro forma consolidated statements of operations and explanatory notes present the financial information of Berry Corp. assuming the events and transactions had occurred on January 1, 2018.
The following are descriptions of the columns included in the accompanying unaudited pro forma consolidated statements of operations:
Issuance of 2026 Notes Adjustments represent adjustments to give effect to the Company’s issuance and net proceeds of the 2026 Notes to the consolidated statements of operations as of the date assumed.
Series A Preferred Stock Conversion and Common Stock Offering Adjustments represent adjustments to give effect to the conversion of preferred stock into common stock, including the payment of cash dividends and the common stock offering to the consolidated financial statements as of the date assumed.
2.    Unaudited Pro Forma Consolidated Statement of Operations Adjustments

Issuance of 2026 Notes Adjustments
(a)    The issuance of the 2026 Notes was assumed to have occurred on January 1, 2018 for pro forma purposes and to have resulted in net proceeds of $391 million. As a result, borrowings under the RBL Facility would not have been necessary during the period from January 1, 2018 leading up to the issuance date in February 2018.
The Company calculated the pro forma adjustment to increase interest expense as a result of the higher interest rate on the 2026 Notes and reversing the interest expense and other fees associated with the RBL Facility for the corresponding period as follows:

($ in thousands)
Reversal of interest expense on RBL Facility, unused availability fee and letters of credit fee	$(1,667)
Reversal of 2026 Notes interest expense	(25,044)
Reversal of 2026 Notes amortization of debt issuance cost	(1,029)
Pro Forma - unused availability fee and letters of credit fee	348
Pro Forma - 2026 Notes interest expense	28,000
Pro Forma - amortized portion of deferred financing costs on 2026 Notes	1,156
Pro Forma adjustment to increase interest expense	$1,764
(b)    The effective tax rate applied to the increased interest expense was 23% for the year ended December 31, 2018.
Series A Preferred Stock Conversion and Common Stock Offering Adjustments
(c)    The Series A Preferred Stock Conversion and Common Stock Offering were assumed to have occurred on January 1, 2018 for pro forma purposes and to have resulted in net proceeds of $110 million. As a result, borrowings under the RBL Facility that occurred after the issuance of the 2026 Notes in February 2018 would not have been necessary.
The Company calculated the pro forma adjustment to decrease interest expense as a result of reversing the interest expense and other fees associated with the RBL Facility for the remainder of the year ended December 31, 2018 as follows:

($ in thousands)
Reversal of interest expense on RBL Facility, unused availability fee and letters of credit fee	$(3,429)
Pro Forma - unused availability fee and letters of credit fee	1,803
Pro Forma adjustment to increase interest expense	$(1,626)
(d)    Adjustment includes the impact on basic and diluted weighted average common shares outstanding assuming the issuance of approximately 8.7 million additional shares of common stock in the IPO, net of the simultaneous purchase and sale of approximately 1.8 million shares of our common stock for the benefit of funds affiliated with Benefit Street Partners and Oaktree Capital Management, had occurred on January 1, 2018. The impact on the weighted average shares for the year ended December 31, 2018 was approximately 4.9 million additional common shares, as the IPO actually occurred in July 2018.
(e)    Adjustment includes the impact on basic and diluted weighted average common shares outstanding assuming the Series A Preferred Stock Conversion occurred on January 1, 2018. This assumes the April 2018 Series A Preferred Stock PIK dividend occurred and approximately 37.7 million shares of Series A Preferred Stock were converted, at the conversion rate of 1 share of Series A Preferred Stock to 1.05 shares of common stock, into approximately 39.6 million shares of common stock on January 1, 2018. The impact on the weighted average shares for the year ended December 31, 2018 was approximately 22.2 million additional common shares as the Series A Preferred Stock Conversion actually occurred July 2018. Additionally, previously antidilutive stock awards would be dilutive on a proforma basis for the year ended December 31, 2018 resulting in approximately 0.2 million additional common shares included in the diluted weighted average common shares outstanding adjustment for this same period.
(f)    Adjustment assumes the July 2018 Series A Preferred Stock Conversion occurred on January 1, 2018 and would have had the net impact of excluding the preferred cash dividends paid in the first quarter of 2018.
(g)    Share count includes 2,770,000 shares that we issued in early 2019 to the general unsecured creditors resulting from the bankruptcy process to settle their claims for which we had originally reserved 7,080,000 shares.

SELLING STOCKHOLDERS
This prospectus covers the offer and sale of up to an aggregate of 46,833,346 shares of common stock that may be offered and sold from time to time by the selling stockholders identified below under this prospectus, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our common stock.
We have prepared the table and the related notes based on information supplied to us by the selling stockholders on or prior to July 30, 2019. We have not independently sought to verify such information. The percentages of ownership are based on 80,973,285 shares of common stock outstanding as of July 31, 2019.

	Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Number of Shares of Common Stock Being Offered Hereby	Shares of Common Stock Beneficially Owned After this Offering(2)
	Number	%		Number	%
AllianceBernstein Funds(3)	3,807,077	4.7%	3,760,777	46,300	*
Benefit Street Partners(4)	13,798,338	17.0%	13,798,338	—	—
CarVal Investors(5)	6,645,113	8.2%	6,458,733	186,380	*
CI Investments(6)	3,201,359	4.0%	3,201,359	—	—
BofA Securities, Inc.(7)	72,122	*	72,122	—	—
Oaktree Capital Management(8)	12,891,717	15.9%	12,891,717	—	—
South Dakota Retirement System(9)	887,669	1.1%	887,669	—	—
Venor Capital(10)	2,058,682	2.5%	2,058,682	—	—
Western Asset Management Company, LLC(11)	3,471,269	4.3%	3,471,269	—	—
_______________

*	less than 1%

(1)
The amounts and percentages of common stock beneficially owned are reported based on SEC regulations. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. The number of shares beneficially owned by a person includes any derivative securities to acquire common stock held by that person that are currently exercisable or convertible within 60 days after the date of this prospectus. The shares issuable under any such securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

(2)
Represents the amounts of shares that will be held by the selling stockholder after completion of this offering based on the assumptions that: (a) all shares registered for sale by the registration statement of which this prospectus is a part will be sold by or on behalf of the selling stockholder; and (b) no other shares of our common stock will be acquired prior to completion of this offering by the selling stockholder. The selling stockholders may sell all, some or none of the shares offered pursuant to this prospectus and may sell other shares of our common stock that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares pursuant to an exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated thereunder or any successor rule. To our knowledge, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares that may be held by the selling stockholders after completion of this offering or otherwise.

(3)
Consists of (i) 137,229 shares of common stock owned by AB Bond Fund Inc. - AB Income Fund, (ii) 4,030 shares of common stock owned by AB Bond Fund, Inc. - AB FlexFee High Yield Portfolio, (iii) 47,959 shares of common stock owned by AB Collective Investment Trust Series - AB US High Yield Collective Trust, (iv) 2,574,766 shares of common stock owned by AB FCP I - Global High Yield Portfolio, (v) 739,657 shares of common stock owned by AB High Income Fund, Inc., (vi) 7,947 shares of common stock owned by AB SICAV I - US High Yield Portfolio., (vii) 28,181 shares of common stock owned by AllianceBernstein Global High Fund Mother Fund, (viii) 2,954 shares of common stock owned by AllianceBernstein Global High Income Open B, (ix) 75,606 shares of common stock owned by Teachers’ Retirement System of Louisiana, (x) 9,804 shares of common stock owned by The AB Portfolios - AB All Market Total Return Portfolio, (xi) 132,644 shares of common stock owned by AllianceBernstein Global High Income Fund, Inc., (xii) 4,200 shares of common stock owned by AXA Equitable Funds Management Group, LLC (xiii) 11,400 shares of common stock owned by EQ/AllianceBernstein Small Cap Growth and (xiv) 30,700 shares of common stock owned by EQ Advisors Trust - EQ/Small Company Index Portfolio (collectively, the “AllianceBernstein funds”). AllianceBernstein L.P. is investment advisor to the AllianceBernstein funds. Neil Ruffell, in his position as VP Corporate Actions of AllianceBernstein L.P., may be deemed to have voting and investment power with respect to the common stock owned by the AllianceBernstein funds. AllianceBernstein L.P. has sole voting and dispositive power over the 3,807,077 shares held in the aggregate by the AllianceBernstein funds. The address for the foregoing persons is 1345 Avenue of the Americas, New York, NY 10105.

(4)
Consists of (i) 2,000,000 shares of common stock owned by Benefit Street Credit Alpha Master Fund Ltd., (ii) 3,193,538 shares of common stock owned by Providence Debt Fund III L.P., (iii) 1,665,963 shares of common stock owned BSP Berry DF3 3 LLC, (iv) 34,715 shares of common stock owned by Providence Debt Fund III Master (Non-US) L.P., (v) 444,302 shares of common stock owned by SEI Institutional

Investments Trust - High Yield Bond Fund, (vi) 330,509 shares of common stock owned by SEI Institutional Managed Trust - High Yield Bond Fund, (vii) 167,757 shares of common stock owned by SEI Global Master Fund plc - The SEI High Yield Fixed Income Fund, (viii) 77,223 shares of common stock owned by U.S. High Yield Bond Fund, (ix) 1,048,681 shares of common stock owned by BSP Special Situations Master A L.P., (x) 1,816,847 shares of common stock owned by BSP Berry Special Situations 3 LLC, (xi) 1,935,020 shares of common stock owned by BSP Berry SEI 2 LLC, (xii) 39,348 shares of common stock owned by Energy Debt Strategy Subsidiary, Ltd, (xiii) 980,396 shares of common stock owned by BSP Berry PECM LLC, and (xiv) 64,039 shares of  common stock held by a private managed account (all such owners of such securities, collectively, the “BSP Funds”). Benefit Street Partners L.L.C. serves as the investment adviser to each of the BSP Funds. The sole managing member of Benefit Street Partners L.L.C. is BSP Holdco, LLC. The sole member and Chief Executive Officer of BSP Holdco LLC is Thomas J. Gahan. As a result, Mr. Gahan may be deemed to have voting and investment power with respect to all of the shares of the common stock owned by the BSP Funds. The address for each of the BSP Funds and Mr. Gahan is 9 West 57th Street, Suite 4920, New York, New York 10019. Pursuant to the Stockholders Agreement, Benefit Street Partners L.L.C. has the right to designate a director for nomination to our board of directors. Mr. Buckley currently serves as Benefit Street Partners L.L.C’s designee.

(5)
Consists of (i) 491,555 shares of common stock held by CarVal GCF Cayman Securities Ltd., (ii) 809,537 shares of common stock held by CVI AA Cayman Securities L.P., (iii) 155,003 shares of common stock held by CVI AV Cayman Securities L.P., (iv) 1,198,393 shares of common stock held by CVIC Cayman Securities Trading Ltd., (v) 3,214,545 shares of common stock held by CVI CVF III Cayman Securities Ltd. and (vi) 776,080 shares of common stock held by CVI CVF IV Cayman Securities Ltd. (collectively, the “CarVal funds”). CarVal Carry GP Corp., as the general partner or sole director of each of the CarVal funds, may be deemed to share voting and investment power over the shares held by each of the CarVal funds. CarVal Investors, LLC serves as the investment manager to each of the CarVal funds. CarVal Investors, LLC has shared voting and dispositive power over the 6,645,113 shares held in the aggregate by the CarVal funds. CarVal Investors, LLC and CarVal Carry GP Corp. disclaim beneficial ownership of the common shares held by the CarVal funds. The address for the foregoing persons is 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.

(6)
Consists of (i) 421,357 shares of common stock owned by Signature Diversified Yield II Fund, (ii) 7,974 shares of common stock owned by Signature High Yield Bond II Fund, (iii) 215,779 shares of common stock owned by Signature Global Income & Growth Fund, (iv) 102,489 shares of common stock owned by Signature Diversified Yield Corporate Class, (v) 9,441 shares of common stock owned by CI US Income US$ Pool, (vi) 296,913 shares of common stock owned by Signature Income & Growth Fund, (vii) 1,391,251 shares of common stock owned by Signature High Income Fund, (viii) 576,226 shares of common stock owned by Signature Corporate Bond Fund, (ix) 114,453 shares of common stock owned by Canadian Fixed Income Pool, (x) 34,216 shares of common stock owned by Enhanced Income Pool and (xi) 31,260 shares of common stock owned by Enhanced Income Corporate Class, (collectively, the “CI funds”). CI Investments Inc. is the investment manager of the CI Funds. Caitlin Dean, in her position as SVP Portfolio Operations and COO of Funds of CI Investments Inc., and Geof Marshall, as Portfolio Manager of CI Investments, Inc., may be deemed to have voting and investment power with respect to the common stock owned by the CI Funds.

(7)
Consists of 72,122 shares of common stock held by BofA Securities, Inc. (“BofAS”), a majority-owned subsidiary of Bank of America Corporation, a publicly traded reporting company under the Exchange Act. Frank Kotsen, Head of The Global Credit and Special Situations Group (“GCSS”), a business division within BofAS, and Michael Lee, Head of GCSS Distressed Trading, may be deemed to share voting and investment power with respect to the common stock held by BofAS. Messrs. Kotsen and Lee disclaim beneficial ownership of the shares. BofAS and its affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. BofAS or its affiliates have provided, and may in the future provide, such services to us and to persons and entities with relationships with us, for which they may receive or will receive customary fees and expenses.

(8)
Consists of (i) 5,540,247 shares of common stock held by Oaktree Opportunities Fund X Holdings (Delaware), L.P. (“Fund X Delaware”), (ii) 2,266,470 shares of common stock held by Oaktree Value Opportunities Fund Holdings, L.P. (“VOF Holdings”) and (iii) 5,085,000 shares of common stock held by Oaktree Opportunities Fund X Holdings (Delaware), L.P. (“Xb Holdings”). Oaktree Fund GP, LLC (“Fund GP”) is the general partner of Fund X Delaware and Xb Holdings; Oaktree Value Opportunities Fund GP, L.P. (“VOF GP”) is the general partner of VOF Holdings; Oaktree Value Opportunities Fund GP Ltd. (“VOF GP Ltd.”) is the general partner of VOF GP; Oaktree Fund GP I, L.P. (“GP I”) is the managing member of Fund GP and the sole shareholder of VOF GP Ltd.; Oaktree Capital I, L.P. (“Capital I”) is the general partner of GP I; OCM Holdings I, LLC (“Holdings I”) is the general partner of Capital I; Oaktree Holdings, LLC (“Holdings”) is the managing member of Holdings I; Oaktree Capital Management, L.P. (“Management”) is the sole director of VOF GP Ltd.; Oaktree Holdings, Inc. (“Holdings, Inc.”) is the general partner of Management; Oaktree Capital Group, LLC (“OCG”) is the managing member of Holdings and the sole shareholder of Holdings, Inc.; and Oaktree Capital Group Holdings GP, LLC (“OCGH GP”) is the duly elected manager of OCG. The members of OCGH GP are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank and Sheldon M. Stone. The address for the foregoing persons is 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071. Pursuant to the Stockholders Agreement, Oaktree Capital Management previously had the right to designate a director for nomination to our board of directors.

(9)
South Dakota Investment Council manages the investment of South Dakota Retirement System assets. Matthew L. Clark, in his position as the State Investment Officer, has voting and investment power over the South Dakota Retirement System assets and has voting and investment power over the shares.

(10)
Consists of (i) 245,289 shares of common stock held by Raven Holdings II, L.P., (ii) 961,962 shares of common stock held by Venor Capital Master Fund Ltd. and (iii) 851,431 shares of common stock held by Venor Special Situations Fund II LP, (collectively, the “Venor funds”). Venor Capital Management LP serves as the Investment Manager of Raven Holdings II, L.P., Venor Capital Master Fund Ltd. and Venor Special Situations Fund II LP. Michael Wartell and Jeffrey Bersh, the co-chief investment officers of Venor Capital Management LP, may be deemed to have shared voting and investment power over the shares held by the Venor funds.

(11)
Consists of (i) 341,490 shares of common stock held by Western Asset Opportunistic US$ High Yield Securities Portfolio, L.L.C., (ii) 229,646 shares of common stock held by Western Asset Funds, Inc. - Western Asset High Yield Fund, (iii) 21,403 shares of common stock held by Consulting Group Capital Markets Funds - High Yield Investments, (iv) 114,811 shares of common stock held by Legg Mason Western Asset US High Yield Fund, (v) 122,044 shares of common stock held by Kern County Employees' Retirement Association, (vi) 130,839 shares of common stock held by Western Asset High Income Opportunity Fund Inc., (vii) 209,683 shares of common stock held by John Hancock Funds II High Yield Fund, (viii) 146,047 shares of common stock held by John Hancock Variable Insurance Trust High Yield Trust, (ix) 169,957 shares of common stock held by Brighthouse Funds Trust II - Western Asset Management Strategic Bond Opportunities Portfolio, (x) 49,410

shares of common stock held by Legg Mason Partners Income Trust - Western Asset Global High Yield Bond Fund, (xi) 21,845 shares of common stock held by Legg Mason Western Asset Global High Yield Bond Fund, (xii) 121,163 shares of common stock held by Western Asset Global High Income Fund Inc., (xiii) 157,971 shares of common stock held by Western Asset High Income Fund II Inc., (xiv) 27,464 shares of common stock held by Legg Mason Partners Variable Income Trust - Western Asset Variable Global High Yield Bond Portfolio, (xv) 324,927 shares of common stock held by Western Asset Short Duration High Income Fund, (xvi) 44,396 shares of common stock held by Legg Mason Partners Income Trust - Western Asset Income Fund, (xvii) 65,003 shares of common stock held by Southern California Edison Company Retirement Plan Trust, (xviii) 158,305 shares of common stock held by Western Asset Strategic US$ High Yield Portfolio, L.L.C., (xix) 19,965 shares of common stock held by International Union, UAW Strike Trust, (xx) 40,376 shares of common stock held by WA High Income Corporate Bond (Multi-Currency) Fund, (xxi) 113,017 shares of common stock held by Western Asset High Yield Defined Opportunity Fund Inc., (xxii) 8,479 shares of common stock held by Western Asset Multi-Asset Credit Portfolio Master Fund, Ltd., (xxiii) 101,330 shares of common stock held by Western Asset Short-Dated High Yield Master Fund, Ltd., (xxiv) 16,037 shares of common stock held by International Union, UAW Master Pension Trust, (xxv) 131,723 shares of common stock held by Western Asset Middle Market Debt Fund, Inc., (xxvi) 40,027 shares of common stock held by Western Asset Funds, Inc. - Western Asset Macro Opportunities Fund, (xxvii) 14,367 shares of common stock held by Kaiser Foundation Hospitals, (xxviii) 9,719 shares of common stock held by Kaiser Permanente Group Trust, (xxix) 3,380 shares of common stock held by The Walt Disney Company Retirement Plan Master Trust, (xxx) 109,635 shares of common stock held by VantageTrust III Master Collective Investment Funds Trust, (xxxi) 295,454 shares of common stock held by Western Asset Middle Market Income Fund Inc., (xxxii) 8,451 shares of common stock held by Hand Composite Employee Benefit Trust - Western Asset Income CIF, (xxxiii) 3,638 shares of common stock held by JNL Multi-Manager Alternative Fund, (xxxiv) 6,593 shares of common stock held by John Lewis Partnership Pensions Trust, (xxxv) 43,640 shares of common stock held by Legg Mason Western Asset Global Multi Strategy Fund, (xxxvi) 12,468 shares of common stock held by Diageo Pension Trust Limited, (xxxvii) 251 shares of common stock held by Legg Mason Western Asset Short Duration High Income Bond Fund, (xxxviii) 2,472 shares of common stock held by GuideStone Funds Global Bond Fund and (xxxix) 33,843 shares of common stock held by Legg Mason IF Western Asset Global Multi Strategy Bond Fund (collectively, the “WAMC funds”). Western Asset Management Company, LLC is the investment manager of the WAMC funds and has sole voting and dispositive power over the 3,471,269 shares held in the aggregate by the WAMC funds. The address for the foregoing persons is 385 E. Colorado Blvd. Pasadena, CA 91101.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common stock by a non-U.S. holder (as defined below), that holds our common stock as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary does not address all aspects of U.S. federal income taxation that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

•	banks, insurance companies or other financial institutions;

•	tax-exempt or governmental organizations;

•	qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	dealers in securities or foreign currencies;

•	traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax;

•	partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	certain former citizens or long-term residents of the United States; and

•
persons that hold our common stock as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction.

PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Non-U.S. Holder Defined
For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is not for U.S. federal income tax purposes a partnership or any of the following:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•
a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and upon certain determinations made at the partner level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) considering the purchase of our common stock to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common stock by such partnership.
Distributions
Distributions of cash or property on our common stock, if any, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, the distributions will be treated as a non-taxable return of capital to the extent of the non-U.S. holder’s tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. See “—Gain on Disposition of Common Stock.” Subject to the withholding requirements under FATCA (as defined below) and with respect to effectively connected dividends, and subject to the discussion below under “—Backup Withholding and Information Reporting,” each of which is discussed below, any distribution made to a non-U.S. holder on our common stock generally will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution unless an applicable income tax treaty provides for a lower rate. To receive the benefit of a reduced treaty rate, a non-U.S. holder must timely provide the applicable withholding agent with an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) certifying qualification for the reduced rate.
Dividends paid to a non-U.S. holder that are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, are treated as attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code). Subject to the discussion below under “—Backup Withholding and Information Reporting” and “—Additional Withholding Requirements under FATCA,” such effectively connected dividends will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent with a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty) on its effectively connected earnings and profits (as adjusted for certain items), which will include effectively connected dividends.
Gain on Disposition of Common Stock
Subject to the discussion below under “—Backup Withholding and Information Reporting,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•
the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•
the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•
we are or have been a United States real property holding corporation (“USRPHC”) for U.S. federal income tax purposes during the applicable statutory period and either (a) our common stock is not “regularly traded on an established securities market” (within the meaning of U.S. Treasury regulations) or (b) our common stock is “regularly traded on an established securities market” (within the meaning of U.S. Treasury regulations) and the non-U.S. holder owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock.

A non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on the amount of such gain, which generally may be offset by U.S. source capital losses.
A non-U.S. holder whose gain is described in the second bullet point above or, subject to the exceptions described in the next paragraph, the third bullet point above, generally will be taxed on a net income basis at the rates and in the manner generally applicable to United States persons (as defined under the Code) unless an applicable income tax treaty provides otherwise. If the non-U.S. holder is a corporation for U.S. federal income tax purposes whose gain is described in the second bullet point above, then such gain would also be included in its effectively connected earnings and profits (as adjusted for certain items), which may be subject to a branch profits tax (at a 30% rate or such lower rate as specified by an applicable income tax treaty).
Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” (within the meaning of the Code and the applicable U.S. Treasury regulations) equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common stock continues to be “regularly traded on an established securities market” (within the meaning of the U.S. Treasury regulations), only a non-U.S. holder that actually or constructively owns, or owned at any time during the shorter of the five-year period ending on the date of the disposition or the non-U.S. holder’s holding period for the common stock, more than 5% of our common stock will be treated as disposing of a U.S. real property interest and will be taxable on gain realized on the disposition of our common stock as a result of our status as a USRPHC. We believe that, for as long as our common stock is listed on a national securities exchange, our common stock will be treated as regularly traded on an established securities market (within the meaning of the U.S. Treasury Regulations). If, however, our common stock ceased to be regularly traded on an established securities market, a non-U.S. holder (regardless of the percentage of stock owned) would be treated as disposing of a United States real property interest and would be subject to U.S. federal income tax on a taxable disposition of our common stock (as described in the preceding paragraph), and a 15% withholding tax would apply to the gross proceeds from such disposition. If a non-U.S. holder is subject to the tax described in this paragraph, such non-U.S. holder will be required to file a United States federal income tax return with the IRS with respect to the year of the disposition.
Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common stock.
Backup Withholding and Information Reporting
Any dividends paid to a non-U.S. holder must be reported annually to the IRS and to the non-U.S. holder. Copies of these information returns may be made available to the tax authorities in the country in which the non-U.S. holder resides or is established. Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by timely and properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form).
Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form) and certain other conditions are met. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common stock effected outside the United States by a non-U.S. office of a broker. However, unless such broker has documentary evidence in its records that the non-U.S. holder is not a United States person and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common stock effected outside the United States by such a broker if it has certain relationships within the United States.
Backup withholding is not an additional tax. Rather, the U.S. federal income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld, provided that the required information is timely furnished to the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Sections 1471 through 1474 of the Code, and the U.S. Treasury regulations and administrative guidance issued thereunder (“FATCA”), impose a 30% withholding tax on any dividends paid on our common stock if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are non-U.S. entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or provides the applicable withholding agent with a certification identifying the direct and indirect substantial United States owners of the entity (in either case, generally on an IRS Form W-8BEN-E), or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Non-U.S. holders are encouraged to consult their own tax advisors regarding the effects of FATCA on an investment in our common stock.
INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE AND GIFT TAX LAWS AND ANY STATE, LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES.

PLAN OF DISTRIBUTION
The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may sell their shares from time to time at the prevailing market price or in privately negotiated transactions. We will not receive any of the proceeds from the sale of shares of common stock pursuant to this prospectus.
The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	on the NASDAQ, in the over-the-counter market or on any other securities exchange on which our common stock is listed or traded;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	in underwriting transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	“at the market” or through market makers or into an existing market for the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
The selling stockholders may sell the shares at fixed prices, at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the NASDAQ or any other exchange or market.
The shares may be sold directly or through broker-dealers acting as principal or agent. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of their shares, including liabilities arising under the Securities Act. Under the Registration Rights

Agreement for the benefit of the selling stockholders (the “Registration Rights Agreement”), we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the Registration Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock, including certain legal fees incurred by the selling stockholders. Brokers’ or underwriters’ discounts and commissions, if any, and all transfer taxes and transfer fees relating to the sale or disposition of the selling stockholders will be borne by the selling stockholders.
In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders and any underwriters, broker-dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act. The following selling stockholder has represented to us that it is a broker-dealer: BofA Securities, Inc.
The selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.
To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Under the securities laws of some states, if applicable, the securities registered hereby may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states such securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.
We cannot assure you that the selling stockholders will sell all or any portion of our common stock offered hereby.
Under the Registration Rights Agreement, we agreed to keep the registration statement of which this prospectus constitutes a part continuously effective under the Securities Act until the earlier of (i) the date on which all Registrable Securities included herein have been sold; (ii) the date on which all such securities cease to be Registrable Securities or (iii) the maximum length permitted by the SEC.

LEGAL MATTERS
The validity of our common stock offered by this prospectus will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Any underwriters or agents will be advised about other issues relating to any offering by its own counsel to be named in an applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Berry Petroleum Corporation and its subsidiary as of December 31, 2018 (Successor) and December 31, 2017 (Successor), and for the year ended December 31, 2018 (Successor), the ten months ended December 31, 2017 (Successor), the two months ended February 28, 2017 (Predecessor), and the year ended December 31, 2016 (Predecessor) have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in auditing and accounting. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the basis of presentation for Berry Petroleum Corporation’s emergence from bankruptcy in 2017.
Certain estimates of our oil and natural gas reserves and related information included or incorporated by reference in this prospectus have been derived from reports prepared by the independent engineering firm, DeGolyer and MacNaughton. All such information has been so included on the authority of such firms as experts regarding the matters contained in their reports.

46,833,346 Shares
Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
Set forth below is a table of the registration fee for the SEC and estimates of all other expenses to be paid by the registrant in connection with the issuance and distribution of the securities described in the registration statement:

SEC registration fee	$90,447	*
Accounting fees and expenses	35,000
Legal fees and expenses	65,000
Miscellaneous	109,553
Total	$300,000
*Previously paid

Item 15.	Indemnification of Directors and Officers.
We are incorporated in Delaware. Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings, whether civil, criminal or administrative, brought against them by a third party or in the right of the corporation, by reason that they were or are such directors, officers, employees or agents, against expenses and liabilities incurred in any such action, suit or proceeding so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of such corporation, and with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of such corporation, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if such person is adjudged to be liable to such corporation unless the court determines that indemnification is appropriate. A Delaware corporation also has the power to purchase and maintain insurance for such persons. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.
Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provisions may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 9 of the Company’s amended and restated certificate of incorporation (the “Certificate of Incorporation”) limits its directors’ personal liability to the fullest extent permitted by the DGCL. Article 10 of the Certificate of Incorporation provides that we will indemnify any director or officer who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a director or officer of Berry Corp. or is or was serving at the request of Berry Corp. as a director, officer, manager, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, except that we will indemnify any such person seeking indemnification in connection with a proceeding initiated by that person, only if that proceeding was authorized by the board of directors. The right to indemnification includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition.
We have also entered into indemnification agreements with each of our directors and officers who provide contractual rights to indemnity and expense advancement and include related provisions meant to facilitate the indemnitees’ receipt of such benefits. Under these indemnification agreements, we must maintain directors and officers insurance. The terms of the indemnification agreements provide that we will indemnify the officers and directors against all losses that occur as a result of the indemnitee’s corporate status, including, without limitation, all liability arising out of the sole, contributory, comparative or other negligence, or active or passive wrongdoing of the indemnitee. Except with respect to certain specified matters, the only limitation that exists upon our indemnification obligations pursuant to the agreements is that we are not obligated to make any payment to an indemnitee that is finally adjudged to be prohibited by applicable law. Under the indemnification agreements, we also agree to pay all expenses for which we may be jointly liable with an indemnitee and to waive any potential right of contribution we might otherwise have. Further, we agree to advance expenses to indemnitees in connection with proceedings brought as a result of the indemnitee’s corporate status.
The above discussion of the Certificate of Incorporation, indemnification agreements with our officers and directors, and Sections 102(b)(7) and 145 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, indemnification agreements, and statutes.
Berry Corp. currently maintains an insurance policy which, within the limits and subject to the terms and conditions thereof, covers certain expenses and liabilities that may be incurred by directors and officers in connection with proceedings that may be brought against them as a result of an act or omission committed or suffered while acting as a director or officer.

Item 16.	Exhibits.

Exhibit Number	Description
2.1
Amended Joint Chapter 11 Plan of Reorganization of Linn Acquisition Company, LLC and Berry Petroleum Company, LLC, dated January 25, 2017 (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-1 (File No. 333-226011))

3.1	Amended and Restated Certificate of Incorporation of Berry Petroleum Corporation (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1 (File No. 333-226011))
3.2	Certificate of Amendment of Certificate of Incorporation (incorporated by reference to Exhibit 3.2 of Form 8-K filed July 30, 2018)
3.3	Second Amended and Restated Bylaws of Berry Petroleum Corporation (incorporated by reference to Exhibit 3.3 of Form 8-K filed July 30, 2018)
3.4
Certificate of Designation of Series A Convertible Preferred Stock of Berry Petroleum Corporation (incorporated by reference to Exhibit 3.4 to the Company’s Registration Statement on Form S-1 (File No. 333-226011))

3.5	Certificate of Amendment to Certificate of Designation (incorporated by reference to Exhibit 3.1 of Form 8-K filed July 30, 2018)
4.1	Form of Common Stock Certificate of Berry Petroleum Corporation (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-226011))
4.2
Form of Series A Convertible Preferred Stock Certificate of Berry Petroleum Corporation (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-226011))

4.3
Indenture dated as of February 8, 2018, among Berry Petroleum Company, LLC, Berry Petroleum Corporation and Wells Fargo Bank, N.A., as trustee (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-226011))

5.1*	Opinion of Vinson & Elkins L.L.P.
23.1*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)
23.2	Consent of KPMG LLP
23.3	Consent of DeGolyer and MacNaughton
24.1*	Powers of Attorney (included on signature pages of the first filing of this Registration Statement)
99.1*	Report as of December 31, 2018 of DeGolyer and MacNaughton
__________________

*	Indicates previously filed.

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

i.	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)    to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)    that, for purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 9, 2019.
Berry Petroleum Corporation
By:    /s/ A. T. Smith
Name:    A. T. “Trem” Smith
Title:    President, Chief Executive Officer and Board Chair
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 9, 2019.

Signature	Title

/s/ A.T. Smith	President, Chief Executive Officer, and Board Chair
A. T. “Trem” Smith	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer,
Cary Baetz	and Director (Principal Financial Officer)

*	Chief Accounting Officer
Michael S. Helm	(Principal Accounting Officer)

*	Director
Eugene J. Voiland

*	Director
Brent S. Buckley

*	Director
C. Kent Potter

*	Director
Anne L. Mariucci

Director
Donald Paul
*By: /s/ A.T. Smith
A. T. “Trem” Smith, Attorney-in-fact